Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2013 in the Registration Statement on Form S-4 and related Prospectus of APX Group Holdings, Inc. for the registration of $925 million of 6.375% Senior Secured Notes due 2019 and $580 million of 8.75% Senior Notes due 2020.

/s/ Ernst & Young LLP

Salt Lake City, Utah

September 12, 2013